Exhibit 10.3

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is dated as of January 21, 2021 and is entered into by and among TRP Capital Partners, LP, a Delaware limited partnership (“TRP”), Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Michael Bor, (together with TRP and the Sponsor, the “Stockholder Parties”) and Acamar Partners Acquisition Corp., a Delaware corporation (“Acamar”).

WHEREAS, Acamar, Acamar Partners Sub, Inc., a wholly-owned subsidiary of Acamar (“Merger Sub”), and CarLotz, Inc., a Delaware corporation (“CarLotz”), are parties to that certain Agreement and Plan of Merger, dated as of October 20, 2020 (2020 (as amended pursuant to amendment No. 1, dated December 16, 2020, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into CarLotz (the “Merger”), with CarLotz as the surviving entity and a wholly-owned subsidiary of Acamar (the date of consummation of the Merger the “Closing Date”);

WHEREAS, on the Closing Date, Acamar will be renamed CarLotz, Inc. and remain listed on the NASDAQ (the renamed public company parent of CarLotz, the “Company”);

WHEREAS, upon the consummation of the Merger, the Stockholder Parties will be stockholders of the Company;

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the parties agree as follows:

1.            Board of Directors.

(a)           The business and affairs of the Company shall be managed by or under the direction of its board of directors (the “Board”). The Stockholder Parties shall take all necessary and desirable actions within its control such that (i) the size of the Board shall initially be set at nine (9) members, and thereafter may be changed from time to time by resolution of the Board in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws” and together with the Charter, the “Organizational Documents”) and (ii) while the size of the Board is nine (9) member, five (5) of those members will be independent (and to qualify as “independent” shall meet the requirements of any applicable laws and the listing standards of NASDAQ, as determined by the Board).

(b)           The Charter of the Company shall provide that the Company shall have a classified Board, with three classes of directors. While the size of the Board is nine (9) members, three directors shall be in Class I, three directors in Class II and three directors in Class III. One-third of the Board will be elected each year. The term of office of the Class I directors will expire at the Company’s annual meeting of stockholders in 2021. The term of office of the Class II directors will expire at the Company’s annual meeting of stockholders in 2022. The term of office of the Class III directors will expire at the Company’s annual meeting of stockholders in 2023.

2.            Right to Nominate Directors.

(a)           Following the Closing Date, the Stockholder Parties shall, as promptly as practicable, take all necessary and desirable actions within its control, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to cause the nominating committee of the Board (the “Nominating Committee”) to nominate and recommend to the Board, the following individuals for election to the Board:

(i) for so long as TRP holds at least 10% of the issued and outstanding shares of the Company, two individuals designated by TRP;

(ii) for so long as the Sponsor, or, in case the Sponsor is dissolved, the individuals identified in Exhibit A collectively, holds three percent (3%) of the issued and outstanding shares of the Company, two individuals designated by the Sponsor (or in case the Sponsor is dissolved, the individuals identified in Exhibit A collectively), one of whom will be an independent director (and to qualify as “independent” shall meet the requirements of any applicable laws and the listing standards of NASDAQ, as determined by the Board), and

(iii) Michael Bor (who shall initially be a Class III director and the chairperson of the Board), for so long as Michael Bor is the chief executive officer of the Company or he, together with the trusts identified on Exhibit B, holds at least 10% of the issued and outstanding shares of the Company.

(b)           The remaining directors (all of which shall qualify as independent directors under the requirements of any applicable laws and the listing standards of NASDAQ, as determined by the Board) will be nominated by the Nominating Committee in accordance with its policies and procedures. The initial composition of the Nominating Committee shall be agreed by Michael Bor, one director nominated by TRP and one director nominated by the Sponsor.

(c)           Directors are subject to removal pursuant to the applicable provisions of the Organizational Documents.

(d)           In the event that a vacancy is created at any time by the death, retirement, disability, removal or resignation of any of the members nominated by TRP or the Sponsor, the remaining directors and the Company shall, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new member nominated by the Sponsor or TRP, as applicable, as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(e)           The Company agrees, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to include, in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, the persons nominated pursuant to this Section 2 (to the extent that directors of such nominee’s class are to be elected at such meeting, for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof and to cause the applicable proxies to vote in accordance with the foregoing. The Company and the directors shall take all necessary corporate action, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to (x) enable the Sponsor and TRP to nominate their respective designated individuals, and (y) designate the requisite number of additional individuals specified by the Sponsor or TRP to fill such newly created vacancies or to fill any other existing vacancies, as warranted.

(f)            Each member of the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the directors and provide them with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Organizational Documents of the Company, applicable Law or otherwise.

3.            Certain Transactions. Each Stockholder Party acknowledges that TRP’s business and that of its affiliates, partners, controlling persons, and their respective affiliates is to provide capital and financing to businesses and enterprises. Accordingly, in recognition of the benefits to be derived by the Company of having TRP as a Stockholder Party, each Stockholder Party agrees that TRP and its affiliates may engage in business activities or commercial transactions that may be seen to compete with the Company, that neither the Company nor any of its stockholders shall have any right in or to such other interests or activities or to the income or proceeds derived therefrom, and that TRP shall not be obligated to present any particular investment or business opportunity to the Company or any of its affiliates even if that opportunity were of a type which, if presented to the Company or an affiliate, could be undertaken by it.

4.            Entire agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Stockholder Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

5.            Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the parties and their respective successors (including in the case of Acamar, the Company), heirs, personal representatives and assigns and permitted transferees.

6.            Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this paragraph. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.            Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) or delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

Michael Bor’s address is:

c/o CarLotz, Inc.

611 Bainbridge Street, Suite 100

Richmond, VA 23220
Attn: Michael Bor

with a copy (not constituting notice) to:

Troutman Pepper

1001 Haxall Point, Suite 1500

Richmond, VA 23219

Attn: Mason Bayler

E-mail: mason.bayler@troutman.com

The Sponsor’s address is:

1450 Brickell Avenue, Suite 2130

Miami, Florida 33131

Attn: Luis I. Solorzano Aizpuru

E-mail: luis@acamarpartners.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Jaime Mercado

E-mail: jmercado@stblaw.com

TRP’s address is:

380 N Old Woodward Ave, Suite 205

Birmingham, MI 48009

Attention: Dave Mitchell

E-mail: dave.mitchell@trpfund.com

with a copy (not constituting notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022
Attn: Valerie Ford Jacob
E-mail: valerie.jacob@freshfields.com

or such other address furnished to the Company and the other Stockholder Parties in writing;

If to any other Stockholder Party, to such address as such Stockholder Party shall furnish to the Company and the other Stockholder Parties in writing.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

TRP Capital Partners, LP

By:	/s/ David R. Mitchell
Name: David R. Mitchell
Title: Managing Director

Signature Page to Stockholders Agreement

ACAMAR PARTNERS ACQUISITON CORP.

By:	/s/ Joseba Picaza
Name: Joseba Picaza
Title: Chief Financial Officer

Signature Page to Stockholders Agreement

ACAMAR PARTNERS SPONSOR I LLC

By:	/s/ Joseba Picaza
Name: Joseba Picaza
Title: Chief Financial Officer

Signature Page to Stockholders Agreement

MICHAEL BOR

By:	/s/ Michael Bor
Name: Michael Bor
Title: CEO

Signature Page to Stockholders Agreement

Exhibit A

Mr. Juan Carlos Torres Carretero

Mr. Luis Ignacio Solorzano Aizpuru

Mr. Raffaele Roberto Vitale

Mr. Juan Duarte Hinterholzer

Mr. Joseba Asier Picaza Ucar

Exhibit B

1. Michael W. Bor 2020 Qualified Grantor Retained Annuity Trust

2. Michael W. Bor Irrevocable Family Trust Dated October 16, 2020